Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 23, 2025 in the Registration Statement on Post Effective Amendment NO.1 to Form F-1(No. 333-277725), under the Securities Act of 1933 with respect to the consolidated balance sheet of Jyong Biotech Ltd. and its subsidiaries (collectively the “Group”) as of December 31, 2023 and 2024, and related consolidated statement of operations and comprehensive loss, change in shareholders’ deficit and cash flows, for the year ended December 31, 2023 and 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
April 23, 2025	Certified Public Accountants
PCAOB ID: 1171